Exhibit 99.2

(Form of Employee Letter)

Dear Todd Employees,

Today is a big day for Todd Shipyards Corporation, and I am happy to share the news with you.

Vigor Industrial, LLC has made a proposal to acquire all of the shares of Todd Shipyards Corporation. Today these shares are owned by thousands of people and bought and sold on the New York Stock Exchange.  Our Board of Directors has reviewed the Vigor proposal and is recommending to stockholders that they accept this offer.

If sufficient numbers of shares are tendered, then the thousands of shareholders who currently own Todd Shipyards Corporation will transfer their ownership to Vigor, which is a private company and will be the new owner of Todd.  This ownership will include all of Todd’s subsidiaries, including Todd Pacific Shipyards Corporation and Everett Shipyard, Inc.

This sale will bring together the premier shipbuilding and ship repair companies in Washington and Oregon to create the largest and most capable marine services provider in the Pacific Northwest.

Vigor will add its shipyard and industrial operations in Portland, Port Angeles, Bremerton, Everett and Tacoma with our existing facilities in Washington.  Our highly skilled and experienced employees, strong leadership and extensive experience with complex government contracts will join with Vigor, which has used its entrepreneurial energy to become the maritime industry leader in Oregon.

We feel fortunate to have found an ambitious partner that understands our business, has roots in the Pacific Northwest and is oriented towards growth in our industry.

All existing union contracts, as well as all Todd policies and procedures, will remain in place, and all current leadership will be retained, which should provide some assurance and continuity to all of us.

The larger and stronger company that comes out of this acquisition will enhance the ability of the Northwest maritime industry to compete on the West Coast and around the country.  Uniting our resources and capabilities will enable the company to expand the scope and capacity of our ship repair and new construction operations, and our combined experience will provide a level of quality, efficiency and skills second to none.

This sale and conversion to a private company is ultimately testament to your incredible performance as employees.  Todd has stayed focused on constantly improving our operations and today we are thriving, in contrast to some dark days years ago.  Our current success is because of your dedication and hard work.  I see this development as really just the next chapter in a 94-year success story.

Sincerely,